Exhibit 10.8F
FIFTH AMENDMENT TO THE
BASIC LEASE INFORMATION AND
CANYON PARK TECHNOLOGY CENTER
OFFICE BUILDING LEASE AGREEMENT
     This Fifth Amendment (this “Fifth Amendment”) to the Canyon Park Technology Center Office Building Lease Agreement and the Basic Lease Information pertaining thereto, as amended (the “Lease”), is entered into effective for all purposes as of the 25th day of January 2006 by and between TCU PROPERTIES I, LLC, a Utah limited liability company (“Landlord”), and OMNITURE, INC., a Delaware corporation (“Tenant”), having an office at 550 East Timpanogos Circle, Orem, Utah 84097.
Recitals
     A. Landlord and Tenant are parties to the Lease, together with the First, Second, Third and Fourth Amendments to the Lease, for certain office space in Canyon Park Technology Center (“CPTC”) in Orem, Utah, defined in the Lease as the “Premises.”
     B. Tenant desires to expand the Premises to include additional space in the basement of Building G at CPTC.
     C. Tenant also desires to extend the Term of the Lease and amend certain other provisions of the Lease as set forth below.
Agreement
     Therefore, Landlord and Tenant agree as follows:
1.	Amendment of Fourth Amendment. Landlord and Tenant hereby amend the Fourth Amendment to the Basic Lease Information and Canyon Park Technology Center Office Building Lease Agreement dated May 31, 2005 concerning 432 rentable square feet of storage space (the “Storage Space”) located in G-02. The Fourth Amendment is no longer of any force or effect, and the Storage Space contemplated therein is now part of the Premises added by way of this Fifth Amendment.

2.	Premises. The definition of “Premises” under the Lease is amended by adding approximately 11,065 rentable square feet of space located in the basement of Building G as set forth below:

a.	G-01	9,551 rentable square feet
b.	G-02	1,514 rentable square feet

G-01 shall be “garden level” space, as set forth below, and G-02 shall be used as a data center. The Premises are shown cross-hatched on the floor plan attached hereto as Exhibit A.

3.	Rentable Area. The “Rentable Area” of the Premises under the Lease shall increase to 102,566 rentable square feet.

4.	Basic Rent for G-01 and G-02. Tenant agrees that the Basic Rental fee for the Premises added by way of this Fifth Amendment shall be $13.57 per rentable square foot per year, or $12,512.67 monthly, and $150,152.05 annually. Monthly rent for the Premises added under this Fifth Amendment shall be due in accordance with the payment terms in the Lease.

5.	Commencement Date — G-01 and G-02. January 1, 2007. Landlord agrees that the excavation, installation of the rock wall and construction of the “Garden Level” as outlined in Section 12 and the Tenant Improvements in G-01 and G-02 shall be substantially completed on or before January 1, 2007. For purposes of this Amendment, “Substantially Completed” means the date on which (i) Tenant improvements for the Premises have been completed (punch list items excluded) as per the approved blue prints; (ii) Landlord has obtained authorization for occupancy of the Premises from appropriate governmental authorities; (iii) the alterations and Tenant Improvements installed by Landlord are installed and in good operating order; (iv) the Premises are ready for the installation of the equipment, furniture, fixtures that Tenant will install; and (v) the following items are installed by Landlord and in good operating order: (A) entry ways, hallways and office space on which the Premises are located (including walls, flooring, ceiling, lighting, etc.), (B) heating, ventilation, and air conditioning (“HVAC”) systems, other mechanical systems, utilities and plumbing servicing the Premises, and (C) the doors and hardware serving the Premises: and (vi) Landlord has delivered possession of the Premises to Tenant in similar condition to the previous Tenant Premises.

6.	Annual Increases for G-01 and G-02. With regard to G-01 and G-02, Basic Rental under the Lease shall escalate $0.425 per rental square foot on January 1, 2008 and on each one-year anniversary thereafter, for the Term of the Lease.

7.	Premises Summary Chart. Notwithstanding anything to the contrary contained in any amendment to the Lease, the parties acknowledge and agree that the Premises Summary Chart attached hereto as Exhibit B contains accurate information relating to the initial Premises under the Lease and the additions to the Premises made under each amendment to the Lease, including current Basic Rental fees, escalation amounts, and Commencement Dates.

8.	Restoration Responsibility. With regard to Tenant’s responsibility, at Landlord’s option, to restore the Premises to its original condition as set forth in Section 9 of the Lease, Tenant agrees, notwithstanding anything to the contrary contained in any amendment to the Lease or any other relevant agreement, to so restore each portion of the Premises, at Landlord’s option, to the condition each such portion was in prior to Tenant requested modifications to the Premises.

9.	Security Deposit. An additional security deposit equal to the last month’s Rent for the Premises added under this Fifth Amendment (G-01 and G-02), totaling $23,137.97, shall be paid by Tenant to Landlord upon execution of this Fifth Amendment. Furthermore, Tenant agrees to increase its security deposit with the Landlord by an additional $167,756.69. The total amount of the security deposit due upon signing of this Amendment is $190,894.66.

10.	Term; Extension Option. With regard to all of the Premises, the Term of the Lease, subject to the same Rates and Annual Escalators and upon the terms and conditions set forth in the Lease, shall continue until March 31, 2011. Tenant shall have the option to extend the Term upon the same Rates and Annual Escalators as shown in Exhibit B for two (2) additional years. Tenant agrees to give written notice to Landlord of any decision not to extend the Term no later than twelve (12) months before the end of the Term. In any event, if Tenant does not extend the Term of the Lease for an additional twelve (12) months, Tenant agrees that $167,756.69 of its security deposit shall be directly forfeited to Landlord, it being understood that such portion of the security deposit shall not be applied to any other purpose for which Landlord may use the security deposit pursuant to the terms of the Lease.

11.	Fire Riser Closet. Tenant understands that the Storage Space provides access to a Fire Riser Closet for Building G-04 located in the back of the Storage Space. Tenant agrees not to block access to the Fire Riser Closet. Landlord agrees to clearly mark the area that is not to be blocked by Tenant prior to Tenant occupying the Premises added under this Fifth Amendment.

12.	Garden Level Space. Landlord agrees, at its own expense, to arrange for the excavation and installation of rock retaining walls, windows and building of G-01 into “garden level” space.

13.	Tenant Improvements for G-01 and G-02. In addition to providing for the excavation and building of G-01 into garden level space at its own cost as set forth above, Landlord agrees to provide Tenant with a Tenant Improvement allowance of $20.00 per rentable square foot (for a total of $221,300.00) for the Premises added under this Fifth Amendment.

14.	Plans, Specifications and Permits for G-01 and G-02. Tenant agrees to provide Landlord with a copy of the floor plans for the Premises added under this Fifth Amendment, approved and signed by Tenant, on or before May 1, 2006. Landlord shall arrange for the architect/engineer to transfer Tenant’s signed floor plans into blueprints for submission to the City of Orem Building and Development Department for issuance of building Permit(s) and shall submit the same to the City of Orem for permit.

15.	Tenant Improvements for Remainder of Premises. Landlord hereby agrees to provide Tenant with an additional allowance of $475,455.09 for Tenant Improvements with respect to G-11, G-12, G-21 and G-22. Landlord has previously provided Tenant with a Tenant Improvement allowance of $395,546.47 and Tenant has provided $355,567.84 (as explained in paragraph 17 below) for all of the Premises in G-11, G-12, G21 and G-22, for a total of $1,226,569.00, to be applied as set forth in the budget attached hereto as Exhibit C.

16.	Plans, Specifications and Permits for Remainder of Premises. Landlord shall arrange for the architect/engineer to transfer Tenant’s previously approved floor plans for all of the Premises except G-01 and G-02 into blueprints for submission to the City of Orem Building and Development Department for issuance of building Permit(s) and shall submit the same to the City of Orem for permit.

17.	Change Orders. Tenant shall sign and Landlord and Tenant shall approve all change orders with respect to the Tenant Improvements to be constructed by Landlord hereunder.

18.	Previous Amounts Spent by Tenant for Improvements. Tenant hereby acknowledges and agrees that all amounts it has spent to improve and/or repair the Premises prior to the effective date of this Fifth Amendment are non-refundable. Tenant acknowledges that it has spent $355,567.84 in accomplishing such improvements, that those improvements have become part of the Premises and are Landlord’s property, and that Landlord is not responsible in any way for reimbursing Tenant for any such amount.

19.	As-Is Condition. Tenant accepts the Premises added under this Fifth Amendment in its existing, “as-is” condition, except for any Tenant Improvements as outlined above, and acknowledges and agrees that Landlord shall provide no funds for Tenant Improvements with respect to such additional Premises except as provided for herein.

20.	Same Terms. Except as amended herein, all other terms and conditions of the Lease, as previously amended, shall remain in full force and effect.
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TENANT:

OMNITURE, INC.

By:	/s/ Mike Herring

Name: Mike Herring Title: CFO

TCU PROPERTIES I, LLC

By:	Canyon Park Management Company, Inc., its Manager

By:	/s/ Allen Finlinson

Name: Allen Finlinson Title: Vice President

EXHIBIT A
Premises Added Under the Fifth Amendment to the Lease
[Omitted]

EXHIBIT B
Premises Summary Chart
[Omitted]

EXHIBIT C
Budget for Tenant Improvements for the Premises (excepting G-01 and G-02)
[Omitted]